UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

                         Commission File Number 0-50873


(Check One):  [X]  Form 10-K and Form 10-KSB  [ ] Form 11-K  [ ] Form N-SAR
              [ ]  Form 10-Q and Form 10-QSB  [ ] Form 20-F  [ ] Form N-CSR
              [ ]  Form 10-D

              For Period Ended: December 31, 2006

         Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:                                Tally Ho Ventures, Inc.
                          ------------------------------------------------------

Former Name if Applicable:                              N/A
                          ------------------------------------------------------

Address of Principal Executive Office (Street Number):  115 Route d' Arlon
                                                        ------------------------

City, State and Zip Code:                            Capellen, Luxembourg L-8311
                           -----------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         [ X ]   (a)   The reasons described in reasonable detail in Part III of
                       this form could not be eliminated without unreasonable effort or expense;

         [ X ]   (b)   The subject annual report, semi-annual report, transition
                       report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
                       Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                       and

         [   ]   (c)   The accountant's statement or other exhibit required by
                       Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-D, N-SAR or N-CSR or transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006 (the "Annual Report") cannot be filed within the prescribed time period because of the additional time required to finalize the Annual Report and the consolidated financial statements included therein. Following the resignation of its previous independent accounting firm in February 2007, the Registrant engaged new independent accounting firm in March 2007. The Registrant and its newly engaged independent accountants are working to complete the Annual Report as expeditiously as possible. The Registrant expects that the Annual Report that is subject hereof will be filed within the time allowed by the extension.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                 Nigel Gregg                  011-352 2630 1540
                 --------------------------------------------------------
                 (Name)             (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s):

                                                    [X]  Yes   [ ]  No


 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ]  Yes   [X]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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

                            Tally Ho Ventures, Inc.
                            -----------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 28, 2007                        By:  /s/ Nigel Gregg
                                                  ---------------
                                             Name:    Nigel Gregg
                                             Title:   Chief Executive Officer


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